Exhibit 99.1

Contact:	Michelle L. Hards (419) 535-4636 michelle.hards@dana.com
DANA CORPORATION REVISES 2005 EARNINGS OUTLOOK,
RESTATEMENT OF SECOND-QUARTER 2005 FINANCIAL STATEMENTS LIKELY
TOLEDO, Ohio – September 15, 2005 – Dana Corporation (NYSE: DCN) today announced that it has revised its 2005 full-year earnings outlook to a range of $90 million to $105 million, or approximately 60 to 70 cents per share, from its previously announced range of $196 million to $219 million, or $1.30 to $1.45 per share. In both cases, the outlook excludes gains and losses on divestitures and asset sales, and other unusual items.
The company is assessing whether, as the result of the change in earnings outlook, it will be required to write down its U.S. deferred tax assets. A write-down of U.S. deferred tax assets and the consequent inability to record similar tax benefits in the future would not have a cash impact, but would have a direct negative impact on the revised 2005 full-year earnings outlook set forth above. At June 30, the company’s U.S. deferred tax assets totaled approximately $740 million. The revised outlook includes approximately $60 million of tax benefits on domestic losses in the second half.
Dana Chairman and CEO Michael J. Burns said that this reduction reflects a reassessment of the company’s full-year outlook after reviewing its preliminary results through the end of August. These results indicate that the company is being negatively impacted by continued higher-than-expected costs for steel and other materials, as well as increased energy costs. In addition, the company’s Commercial Vehicle business has been unable to achieve projected cost reductions and is experiencing significant manufacturing inefficiencies. For these reasons, the company now expects that the Commercial Vehicle unit’s performance in the balance of the year will be substantially below previous projections. Although less significant, results in the company’s Automotive Systems business have been impacted by lower-than-anticipated light-vehicle production volumes on vehicles with significant Dana content.
“We are considering a number of significant measures, both operational and strategic, to improve our financial performance,” Mr. Burns said. “We are acting swiftly and will make further announcements regarding our plans as soon as appropriate.”
The company is also assessing the impact of the reduced earnings outlook on its ability to comply with certain covenants contained in its five-year bank facility and is initiating conversations with its banks in this regard.

Company Likely to Restate Second-Quarter 2005 Financial Statements
Dana also announced that it will likely restate its second-quarter 2005 financial statements, primarily to correct inappropriate recognition of price increases in its Commercial Vehicle business during the second quarter.
Based on a preliminary internal review, the company believes that the potential restatement could result in an after-tax reduction of approximately $10 million to $15 million in second-quarter income. The actual amount is subject to the completion of the review process. The company’s independent registered public accounting firm has been advised of the company’s preliminary findings to date and is also reviewing the situation.
About Dana Corporation
Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. A leading supplier of axle, driveshaft, engine, frame, chassis, and transmission technologies, Dana employs 46,000 people in 28 countries. Based in Toledo, Ohio, the company reported sales of $9.1 billion in 2004. Dana’s Internet address is: www.dana.com.
Forward-Looking Statements
Certain statements contained in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Dana’s actual results could differ materially from those that are anticipated or projected due to a number of factors. These factors include the effect of national and international economic conditions; adverse effects from terrorism or hostilities; the strength of other currencies relative to the U.S. dollar; increases in commodity costs, including steel, that cannot be recouped in product pricing; our ability and that of our customers to achieve projected sales and production levels; the continued availability of necessary goods and services from our suppliers; competitive pressures on our sales and pricing; our ability to implement our cost reduction, cash management and long-term transformation programs, and our U.S. tax loss carryforward utilization strategies; and other factors set out in our public filings with the Securities and Exchange Commission. Dana does not undertake to update any forward-looking statements in this release.
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